      As filed with the Securities and Exchange Commission on June 10, 1996
                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                              OUTDOOR SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        Delaware                         7312                   86-0736400
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
 of incorporation)             Classification Code Number)   Identification No.)


                          2502 N. Black Canyon Highway
                             Phoenix, Arizona 85009
                                 (602) 246-9569
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                     OUTDOOR SYSTEMS, INC. 1996 OMNIBUS PLAN
                            (Full Title of the Plan)

                           ---------------------------
                                William S. Levine
                              Chairman of the Board
                              Outdoor Systems, Inc.
                          2502 N. Black Canyon Highway
                             Phoenix, Arizona 85009
                                 (602) 246-9569
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------
                                 with copies to:

                               Jeff C. Dodd, Esq.
                      Mayor, Day, Caldwell & Keeton, L.L.P.
                            700 Louisiana, Suite 1900
                            Houston, Texas 77002-2778
                                 (713) 225-7000
                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
    TITLE OF EACH CLASS              AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM            AMOUNT
    OF SECURITIES TO BE              TO BE              OFFERING PRICE            AGGREGATE                 OF
        REGISTERED                 REGISTERED(1)         PER SHARE (1)        OFFERING PRICE(1)      REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------
  Common Stock, par value
     $0.01 per share              897,047 shares           $15.00                $13,455,705              $4,639.90
======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

                                EXPLANATORY NOTE

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), an information statement will be distributed to holders of stock options and other awards granted under the 1996 Omnibus Plan (the "Omnibus Plan"). The information statement and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of the Securities Act.

Pursuant to General Instruction C of Form S-8, this Registration Statement contains a "Reoffer Prospectus" meeting the requirements of Part I of Form S-3 relating to reofferings by certain persons of shares of Common Stock of the Company to be acquired by such persons upon the exercise of stock options or other awards pursuant to the 1996 Omnibus Plan. Pursuant to General Instruction C(2) of Form S-8, the Reoffer Prospectus will be supplemented pursuant to Rule 424(b) under the Securities Act as the names of such persons and the amount of securities available to be resold by them become known.

                              OUTDOOR SYSTEMS, INC.

      FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION IN REOFFER PROSPECTUS
                  OF INFORMATION REQUIRED BY PART I OF FORM S-3

         FORM S-3 ITEM NUMBER                    LOCATION/HEADING IN PROSPECTUS
1.       Forepart of Registration Statement      Cover page
         and Outside Front Cover of
         Prospectus

2.       Inside Front and Outside Back           Available Information; Documents
         Cover Page of Prospectus                Incorporated by Reference

3.       Summary Information, Risk Factors       Risk Factors
         and Ratio of Earnings to Fixed
         Charges

4.       Use of Proceeds                         Not Applicable

5.       Determination of Offering Price         Not Applicable

6.       Dilution                                Not Applicable

7.       Selling Security Holders                Selling Stockholders

8.       Plan of Distribution                    Plan of Distribution

9.       Description of Securities to be         Not Applicable
         Registered

10.      Interests of Named Experts and          Not Applicable
         Counsel

11.      Material Changes                        Not Applicable

12.      Incorporation of Certain                Documents Incorporated by
         Information                             Reference

13.      Disclosure of Commission Position       Not Applicable
         on Indemnification for Securities
         Act Liabilities

                               REOFFER PROSPECTUS

                                 897,047 SHARES

                              OUTDOOR SYSTEMS, INC.
                     COMMON STOCK, PAR VALUE $0.01 PER SHARE

                     OUTDOOR SYSTEMS, INC. 1996 OMNIBUS PLAN

        This Prospectus is being used in connection with the offering from time to time by directors, officers and/or other key employees and consultants (the "Selling Stockholders") of Outdoor Systems, Inc. (the "Company") who may be deemed "affiliates" of the Company (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) of shares of Common Stock, par value $0.01 per share (the "Common Stock") which have been or may be acquired by the Selling Stockholders pursuant to the Company's 1996 Omnibus Plan (the "Omnibus Plan").

        The shares of Common Stock covered by this Prospectus may be sold from time to time by any of the Selling Stockholders in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market System (the "Nasdaq Stock Market") in sales occurring in the public market off the Nasdaq Stock market, in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with the registration under the Securities Act and the offering of the Common Stock offered hereby will be borne by the Company, but all selling and other expenses (including commissions or discounts of underwriters, broker-dealers or agents brokers fees, state and local transfer taxes and expenses of counsel to the Selling Stockholders) incurred by an individual Selling Stockholder will be borne by such Selling Stockholder.

        The Company will not receive any of the proceeds from sales of Common Stock by the Selling Stockholders, although the Company will receive the exercise price upon the exercise of the stock options pursuant to which the shares of Common Stock are acquired by the Selling Stockholders.

        Some or all of the shares of Common Stock may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). In connection with such resales or offers for resale, the Selling Stockholders and the brokers, dealers or agents through whom such shares may be sold may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act, in which event any profit on the sale of any or all of the shares of Common Stock by them and any discounts or commissions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "OSIA." On June 7, 1996, the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market was $34 1/2 per share.

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE 10, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement (which term shall include all amendments thereto) on Form S-8 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each report or other information filed with the Commission pursuant to the Exchange Act, and such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference. The Registration Statement may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fee. The Common Stock is listed on the Nasdaq Stock Market. Further information regarding the Registration Statement can also be obtained from the Nasdaq Stock Market at its offices at, 1735 K Street, N.W., Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents have been filed with the Commission and are incorporated herein by reference and made a part hereof:

         (1) the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1995, as amended;

         (2) the Company's Quarterly Report on Form 10-Q for its quarterly period ended March 31, 1995; and

         (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No. 333-1582), as filed with the Commission on February 22, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Bill M. Beverage, Outdoor Systems, Inc., 2502 N. Black Canyon Hwy., Phoenix, Arizona 85009, telephone number (602) 246-9569.

                                   THE COMPANY


GENERAL

         The Company is a leading outdoor advertising company and has grown dramatically since its formation in 1980, both internally and through acquisitions. At December 31, 1995, the Company operated approximately 12,700 advertising display faces, including approximately 2,800 painted bulletins, 6,000 30-sheet posters, 2,300 junior (8-sheet) posters and 1,600 bus shelter displays. In May, 1996, the Company acquired perpetual easements on approximately 1,360 sites in 17 states which are leased to approximately 130 outdoor advertising companies for the operation of approximately 2,420 outdoor advertising displays on those sites.

         The Company's outdoor advertising displays are located in eight geographically diverse major metropolitan markets located primarily in the southern and southwestern United States: Houston, Atlanta, Phoenix, Denver, New Orleans, Louisville, Tucson and Columbus (GA). Four of those markets (Houston, Atlanta, Phoenix and Denver) are among the top 30 markets in the United States. The Company believes that it operates the largest share of outdoor advertising displays in Atlanta, Phoenix, New Orleans, Louisville and Columbus, representing five of the Company's eight markets. From December 31, 1991 to December 31, 1995, the Company increased its annual net revenues and Operating income from $30.4 million and $3.4 million to $64.8 million and $20.3 million, respectively, while increasing its total number of displays from approximately 8,200 to 12,700. During this period, the Company improved net income (loss) attributable to common stockholders from a loss of $7.2 million in 1991 to net income of $0.3 million in 1995.

         Outdoor advertising generated total revenues of approximately $1.8 billion in 1995, or approximately 1.1% of total advertising expenditures in the United States, according to recent estimates by the Outdoor Advertising Association of America (the "OAAA"), the trade association for the outdoor advertising industry. This represents growth of approximately 8.2% over estimated total 1994 revenues, and compares favorably to the growth of total U.S. advertising expenditures of approximately 7.7% for the same period. Outdoor advertising offers repetitive impact and a relatively low cost-per-thousand impressions compared to television, radio, newspapers, magazines and direct mail marketing, making it attractive to both national advertisers seeking mass market support and to local businesses targeting a specific geographic area or set of demographic characteristics. As consumer drive times in many metropolitan areas increase and the number of displays along roadways remains relatively constant due to regulatory and other factors, outdoor advertising continues to provide exposure to broad audiences. In contrast, other media have been fragmenting their audiences as the number of broadcast and cable networks and other narrowly targeted media formats increase.

         In recent years, outdoor advertising services have expanded beyond traditional billboards to include a wide variety of "out-of-home" advertising media, including advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. The OAAA estimates that total "out-of-home" advertising revenues, including traditional billboard advertising, exceeded approximately $3.0 billion in 1995. In addition to traditional billboard displays, the Company participates in the broader "out-of-home" advertising category through its operation of more than 1,600 bus shelters and benches in Phoenix, New Orleans and Denver.

OPERATING STRATEGY

         The Company's primary objective is to become the leading provider of outdoor advertising services in each of its markets. The Company's successful operating strategy, focusing on superior sales and service, optimal management of its inventory, centralized administration and strategic acquisitions has enabled the Company to improve operating income from $3.4 million in 1991 to $20.3 million in 1995.

  Superior Sales and Service. The Company seeks to gain market share in each of its markets through an intensive focus on customer sales and service, quality displays and competitive pricing. The Company has recruited and trained a skilled sales force that is motivated by a program of commission-based compensation and supported by a network of experienced local managers who operate under a centrally coordinated marketing plan. Each market has a general manager who is actively engaged in sales, and each of the Company's six largest markets also has a local sales manager. The Company seeks to attract and retain advertisers through creative advertising layouts, timely installation and rotation of displays and rapid response to customer needs.

  Optimal Inventory Management. The Company seeks to balance advertising rate growth with optimal occupancy of its displays in order to maximize revenues. The Company's variety of outdoor advertising displays in its geographically diverse markets permits flexibility in pricing and packaging its display inventory.

  Centralized Administration. The Company has consolidated substantially all of its administration, accounting and sales management and leasing management functions at its Phoenix headquarters. This centralization has allowed the Company to focus local efforts on customer service and sales and to exercise greater control over administrative costs and expenditures, resulting in total 1995 general and administrative expenses of 6.3% of net revenues. The Company believes its centralized administration provides opportunities for significant operating leverage from further expansion in existing markets and from future acquisitions.

  Strategic Acquisitions. In addition to aggressive internal growth, the Company also seeks to grow by pursuing strategic acquisitions in existing and new markets to achieve increased operating efficiencies, greater geographic diversification and increased market penetration. The Company is primarily interested in expansion in the top 50 markets, since these markets typically generate greater outdoor market revenues, readily attract national advertisers, provide a better basis for regional advertising, attract quality local management and offer opportunities to gain a larger market share from competitive media. The Company's acquisitions have included underperforming companies or turnaround candidates where the Company has been successful in implementing its operating strategy and improving the operating performance of the acquired operations.

MANAGEMENT

  The Company believes that one of its most important assets is its experienced and sales-oriented management team. Arte Moreno, President and Chief Executive Officer, and Wally Kelly, Senior Vice President of Sales, together possess over 41 years of sales and management experience in the outdoor advertising industry. In addition, the Company's general managers in its eight markets have an average of nearly 14 years of experience in the outdoor advertising industry and over seven years of experience with the Company. Since the outdoor advertising business is highly dependent on local market revenues, the Company seeks to hire, train and provide incentives to the best possible local sales and managerial talent.

  The Company was organized in 1980. The Company's executive offices are located at 2502 N. Black Canyon Highway, Phoenix, Arizona 85009, and its telephone number is (602) 246-9569.

                                  RISK FACTORS

The following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

         Substantial Leverage. The Company has substantial indebtedness. As of March 31, 1996, the Company's total long-term debt was approximately $143.5 million, and interest expense was approximately $4.2 million, or 24.5% of net revenues, for the quarter ended March 31, 1996. The levels of the Company's indebtedness have been substantially higher in prior periods, primarily as a result of acquisitions by the Company. The Company anticipates that it will incur additional indebtedness to finance future acquisitions, among other activities. The Company believes that cash provided by operating activities will be sufficient to meet payment requirements under its credit facilities and debt agreements. However, a decline in cash provided by operating activities, which could result from factors beyond the Company's control such as unfavorable economic conditions or a downturn in outdoor advertising expenditures, could impair the Company's ability to service its debt and to make scheduled principal repayments. Arrangements relating to the Company's indebtedness impose certain operating and financial restrictions on the Company which curtail or prohibit, among other things, the Company's ability to declare dividends, redeem stock, incur indebtedness, create liens, sell assets, consummate mergers or consolidations and make investments and future acquisitions.

         Stockholders' Deficiency; Prior Period Losses. At December 31, 1995, the Company had a stockholders' capital deficiency of $28.8 million as a result of net losses attributable to common stockholders prior to 1995. The Company's net losses resulted in significant part from substantial depreciation and amortization expenses relating to assets purchased in the Company's acquisitions, interest expense associated with related indebtedness and deferred financing costs charged to extraordinary losses. During 1996, the retirement of securities with a portion of the proceeds from the Company's initial public offering completed in April, 1996 resulted in a charge to net income attributable to common stockholders. The result will be a pre-tax ordinary loss of $1.7 million ($1.0 million net of tax benefit) arising from the discount on the subordinated debt and a $2.5 million charge to additional paid-in capital arising from the unamortized discount on the preferred stock. Moreover, additional acquisitions will result in increased depreciation, amortization and interest expenses. There can be no assurance that the Company will maintain or increase its net income or that the Company will not incur net losses in the future.

         Acquisition Strategy. The Company's growth has been facilitated by strategic acquisitions that have substantially increased the Company's inventory of advertising displays. One element of the Company's operating strategy is to make strategic acquisitions in markets in which it currently competes as well as in new markets. While the Company believes that the outdoor advertising industry is highly fragmented and that significant acquisition opportunities are available, there can be no assurance that suitable acquisition candidates can be found, and the Company is likely to face competition from other outdoor advertising companies for acquisition opportunities that are available. In addition, if the prices sought by sellers of outdoor advertising displays and companies continue to rise, as management believes may happen, the Company may find fewer acceptable acquisition opportunities. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions, that acquisitions can be completed on terms acceptable to the Company, or that any acquisitions that are completed can be successfully integrated into the Company. While the Company continues to evaluate acquisition opportunities, there are no material acquisitions pending as of the date of this Prospectus.

         Economic Conditions; Advertising Trends. The Company relies on sales of advertising space for its revenues and its operating results therefore are affected by general economic conditions, as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media by significant users of the Company's displays.

         Manufacturers of tobacco products, principally cigarettes, were historically major users of outdoor advertising displays. Beginning in 1992, the leading tobacco companies substantially reduced their domestic advertising expenditures in response to a declining population of smokers in the United States, societal pressures to reduce advertising, consolidation in the tobacco industry and increasing price competition from generic products. In 1995, tobacco advertising accounted for 9.1% of the Company's net revenues, a reduction from 34.1% in 1991. There can be no assurance that the tobacco industry will not further reduce advertising expenditures in the future.

         The Company's operating performance in certain periods and markets may be favorably influenced by special events, such as the 1996 Summer Olympics in Atlanta and the 1997 Super Bowl in New Orleans. There can be no assurance that the Company will continue to benefit to the same degree in the future from similar special events, and results in a particular market, year or period could be adversely affected by the lack of such special events.

         Seasonality. The Company's revenues and operating results have exhibited some degree of seasonality in past periods. Typically, the Company experiences its strongest financial performance in the fourth quarter and its lowest revenues in the first quarter. The Company expects this trend to continue in the future. Because a significant portion of the Company's expenses are fixed, a reduction in revenues in any quarter is likely to result in a period to period decline in operating performance and net income.

         Competition. The Company faces competition for advertising revenues from other outdoor advertising companies, as well as from other media such as radio, television, print media and direct mail marketing. The Company also competes with a wide variety of other "out-of-home" advertising media, the range and diversity of which has increased substantially over the past several years to include advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains, buses and subways. Some of these competitors are substantially larger, better capitalized and have access to greater resources than the Company. There can be no assurance that outdoor advertising media will be able to compete with other types of media, or that the Company will be able to compete either within the outdoor advertising industry or with other media.

         Reliance on Key Executives. The Company's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel, in particular its President and Chief Executive Officer, Arte Moreno, and its Senior Vice President of Sales, Wally Kelly. Although the Company believes it has incentive and compensation programs designed to retain key employees, including options to purchase shares of the Company's Common Stock (certain of which are subject to forfeiture in the event the recipients violate non-competition clauses included therein), the Company has no employment contracts with any of its employees, and none of its employees are bound by non-competition agreements. The Company does not maintain key man insurance on its executives. The unavailability of the continuing services of its executive officers and other key management and sales personnel could have a material adverse effect on the Company's business.

         Regulation of Outdoor Advertising. Outdoor advertising displays are subject to governmental regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities, including one of the Company's markets (Houston), have adopted amortization ordinances under which, after the expiration of a specified period of time, billboards must be removed at the owner's expense and without the payment of compensation. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. To date, regulations in the Company's markets have not materially affected its operations. However, no assurance can be given as to the effect on the Company of existing laws and regulations or of new laws and regulations that may be adopted in the future.

         Control by Executive Officers and Directors. The Company's officers, directors and their respective affiliates beneficially own (including for this purpose options exercisable within 60 days and shares over which such persons have voting control) approximately 78% of the outstanding shares of the Company's Common Stock. In addition, certain officers and directors are entitled to receive shares of Common Stock in connection with the settlement of their accounts under the Company's Incentive Plan which was terminated in January, 1996, and have and may in the future receive additional options under the Omnibus Plan. Such persons, if acting together, would have sufficient voting power to control the outcome of corporate actions submitted to the stockholders for approval and to control the management and affairs of the Company, including the election of the Board of Directors of the Company. As a result of such control, certain transactions may not be possible without the approval of such stockholders, including proxy contests, mergers involving the Company and tender offers or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock.

         Potential Volatility of Stock Price. There can be no assurance that an active trading market for the Common Stock will be sustained. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company.

         Immediate and Substantial Dilution. Purchasers of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial offering price.

         Shares Eligible for Future Sale. On or about November 1, 1996 (upon expiration of lock-up agreements with the Underwriters for the Company's initial public offering), the 12,053,598 shares of Common Stock outstanding as of the date of this Prospectus and up to 1,989,421 additional shares that may be issued upon exercise of outstanding stock options will become eligible for sale at prescribed times in reliance on Rule 144 promulgated under the Securities Act. A total of 897,047 shares are issuable in settlement of Incentive Units and pursuant to options that vest over four years and, upon issuance or vesting and exercise (as the case may be), will be eligible for sale under Rule 144. Sales of substantial amounts of Common Stock (including shares issued upon exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

         Restriction on Dividends. The Company has not paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. In addition, the Company's credit agreements place limitations on the Company's ability to pay dividends and make other distributions on its Common Stock.

                              SELLING STOCKHOLDERS


         This Reoffer Prospectus relates to shares of Common Stock which have been or may be acquired by the Selling Stockholders pursuant to the exercise of options and other awards granted to such persons under the Omnibus Plan. The Company will furnish, by a Prospectus Supplement filed pursuant to Rule 424(b) under the Securities Act, the following information with respect to each of the Selling Stockholders when such information becomes known to the Company: (i) the name and position with the Company within the past three years of each Selling Stockholder; (ii) the number of shares of Common Stock beneficially owned by each Selling Stockholder (including shares obtainable under options exercisable within sixty (60) days of such date); (iii) the number of shares of Common Stock being offered hereby; and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the sale of Common Stock being offered hereby. There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered by this Reoffer Prospectus may be sold from time to time by any of the Selling Stockholders. Resales may be made pursuant to this Prospectus or pursuant to an exemption from registration under the Securities Act. Additionally, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders may sell the shares of Common Stock in one or more transactions (which may involve one or more block transactions) on the Nasdaq Stock Market, in sales occurring in the public market off the Nasdaq Stock Market, in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sales, at prices relating to such prevailing market prices or at prices otherwise negotiated. Some or all of the shares of Common Stock may be sold through dealers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). To the Company's knowledge, no specific brokers or dealers have been designated by the Selling Stockholders nor has any agreement been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Reoffer Prospectus.

         The Selling Stockholders and any brokers or dealers participating in the distribution of any of the shares of Common Stock or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act although the Selling Stockholders disclaim such status, and their compensation may be regarded as underwriters' compensation under the Securities Act. Any broker or dealer participating in any distribution of shares of Common Stock in connection with this offering may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus, including a Prospectus Supplement, if required, to any person who purchases any of the shares of Common Stock from or through such broker or dealer.

         In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Common Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         The Company will not receive any of the proceeds from the offering hereunder, although they will receive the exercise price with respect to shares acquired upon exercise of stock options granted pursuant to the Omnibus Plan. All expenses of registration incurred in connection with the registration under the Securities Act and the offering of the Common Stock offered hereby will be borne by the Company, but all selling and other expenses (including commissions or discounts of underwriters, broker-dealers or agents brokers fees, state and local transfer taxes and expenses of counsel to the Selling Stockholders) incurred by an individual Selling Stockholder will be borne by such Selling Stockholder.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================

         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           ---------------------------

                              TABLE OF CONTENTS

                                                                PAGE
                                                                ----
          Available Information................................   2
          Documents Incorporated by Reference..................   2
          The Company..........................................   3
          Risk Factors.........................................   5
          Selling Stockholders................................    8
          Plan of Distribution.................................   8
          Legal Matters.......................................    9
          Experts..............................................   9

                         ---------------------------

THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C., A REGISTRATION STATEMENT ON FORM S-8 (THE "REGISTRATION STATEMENT") UNDER THE SECURITIES ACT OF 1933 WITH RESPECT TO THIS OFFERING. THIS PROSPECTUS OMITS CERTAIN INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. THE INFORMATION OMITTED MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION UPON THE PAYMENT OF THE REGULAR CHARGE THEREFORE. SEE "AVAILABLE INFORMATION."
================================================================================



================================================================================

                                 897,047 SHARES

                              OUTDOOR SYSTEMS, INC.

                                  COMMON STOCK

                           ---------------------------

                                    REOFFER
                                   PROSPECTUS

                           ---------------------------


                                  June 10, 1996

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

         (1) the Annual Report on Form 10-K of Outdoor Systems, Inc. for its fiscal year ended December 31, 1995, as amended;

         (2) the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995; and

         (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No. 333-1582) as filed with the Commission on February 22, 1996.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "Delaware Law") and Article VII of the Company's Bylaws provide for indemnification of the Company's directors and officers to the maximum extent provided by Delaware law, which may include liabilities under the Securities Act.

         The Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. The Company's Amended and Restated Bylaws, as amended (the "Bylaws") provide that the Company will indemnify its directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Certificate of Incorporation, Bylaws, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Company does not maintain directors' and officers' liability insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The Exhibits are listed in the Exhibit Index immediately preceding the Exhibits and are incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

(a)      The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in a post-effective amendment any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 6th day of June, 1996.

                                             OUTDOOR SYSTEMS, INC.


                                             By:  /s/ WILLIAM S. LEVINE
                                                 -------------------------------
                                             Name: William S. Levine
                                             Title:Chairman of the Board

                                POWER OF ATTORNEY

         The undersigned directors and officers of Outdoor Systems, Inc. do hereby constitute and appoint William S. Levine and Arthur R. Moreno, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable Outdoor Systems, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on this 6th day of June, 1996.

       Name and Signature          Title
       ------------------          -----
   /s/ WILLIAM S. LEVINE           Chairman of the Board and Director
   ----------------------------
       William S. Levine

   /s/ ARTHUR R. MORENO            President, Chief Executive Officer,
   ----------------------------    and Director (Principal Executive Officer)
       Arthur R. Moreno

   /s/ WALLY C. KELLY              Senior Vice President
   ----------------------------
       Wally C. Kelly

   /s/ BILL M. BEVERAGE            Treasurer, Secretary, Chief
   ----------------------------    Financial Officer (Principal Financial
       Bill M. Beverage            and Accounting Officer)

   /s/ BRIAN J. O'CONNOR           Director
   ----------------------------
       Brian J. O'Connor

   /s/ STEPHEN F. BUTTERFIELD      Director
   ----------------------------
       Stephen F. Butterfield

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of the Outdoor Systems, Inc. 1996 Omnibus Plan by the undersigned, each a member of the Compensation Committee of the Board of Directors of Outdoor Systems, Inc., thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 6th, 1996.

                           OUTDOOR SYSTEMS, INC.
                           1996 OMNIBUS PLAN


                           By: /s/ WILLIAM S. LEVINE
                               ------------------------------------
                           Name:  William S. Levine
                           Title:   Chairman, Compensation Committee
                                     of the Board of Directors


                           By: /s/BRIAN J. O'CONNOR
                               ------------------------------------
                           Name:  Brian J. O'Connor
                           Title:   Member, Compensation Committee
                                     of the Board of Directors


                          By: /s/STEPHEN F. BUTTERFIELD
                          Name: Stephen F. Butterfield
                               ------------------------------------
                          Title:   Member, Compensation Committee
                                    of the Board of Directors

                                INDEX TO EXHIBITS

EXHIBIT NO.                    DESCRIPTION AND LOCATION
- -----------                    ------------------------
3.1        Third Amended and Restated Certificate of Incorporation of the
           Company (incorporated by reference to Exhibit 3.1 to the
           Company's Registration Statement on Form S-1, Registration No.
           333-1582, as filed with the Commission on February 22, 1996).

3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, Registration No. 333-1582, as filed with the Commission on February 22, 1996).

4.1 Form of Company's Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration No. 333-1582, as filed with the Commission on February 22, 1996).

4.2 Outdoor Systems, Inc. 1996 Omnibus Plan (incorporated by reference to Exhibit 10.16 to the Company's Registration Statement on Form S-1, Registration No. 333-1582, as filed with the Commission on February 22, 1996).

5.1        Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.

23.1       Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in
           Exhibit 5.1).

23.2       Independent Auditors' Consent

- ------------------------------
* Included in manually signed original only